                         VORYS, SATER, SEYMOUR AND PEASE
                       221 East Fourth Street, Suite 2100
                                    Atrium II
                                  P.O. Box 0236
                            Cincinnati, OH 45201-0236
                                 (513) 723-4000
                              (513) 723-4056 (Fax)


                                December 16, 1997

Board of Directors
Columbia Financial of Kentucky, Inc.
2497 Dixie Highway
Ft. Mitchell, Kentucky 41017-3085

and

Board of Directors
Columbia Federal Savings Bank
2497 Dixie Highway
Ft. Mitchell, Kentucky 41017-3085

         Re: Conversion from a Federal Mutual Savings Bank to a Federal Permanent Capital Stock Savings Bank - Federal and Tax Matters
Dear Directors:

                  You have requested our opinion regarding certain federal income tax consequences resulting from the proposed conversion (the "Conversion") of Columbia Federal Savings Bank (the "Bank"), from a mutual savings bank to a permanent capital stock savings bank (the "Stock Bank") chartered under the laws of the United States and the simultaneous acquisition by Columbia Financial of Kentucky, Inc., an Ohio corporation (the "Holding Company"), of all of the capital stock to be issued by the Stock Bank upon the Conversion.

                  We have reviewed the Plan of Conversion adopted by the Bank's Board of Directors on October 9, 1997, and amended on December 11, 1997 (the "Plan"), the Application for Conversion on Form AC (the "Application") to be filed with the Office of Thrift Supervision (the "OTS"), the Summary Proxy Statement, the Prospectus and other solicitation materials included in the Application, and we have examined such other legal and factual matters as we have considered appropriate. Unless otherwise indicated, defined terms in this letter have the same meaning as in the Plan and the Prospectus.
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Board of Directors
December 16, 1997
Page 2

                  We have not requested on your behalf nor have we received any rulings from the Internal Revenue Service ("IRS") in connection with the Conversion or the attendant federal income tax consequences.

                                      FACTS


         A.       The Bank

                  The Bank is a mutual savings bank which has served Northern Kentucky since 1884. Organized in 1884 under Kentucky law as Columbia Building Association, the Bank later converted to a federally chartered savings and loan association in 1934, at which time the name Columbia Federal Savings and Loan Association of Covington was adopted. Star Federal Savings and Loan Association ("Star Federal") was merged into the Bank in 1970 and American Federal Savings and Loan ("American") was merged into the Bank in 1981, with the combined entities retaining the Bank's name. The Bank became a federal savings bank in 1995, adopting the name Columbia Federal Savings Bank.

                  As a federal savings bank, the Bank is subject to supervision and regulation by the OTS and the Federal Deposit Insurance Corporation (the "FDIC") and is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. The deposits of the Bank are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") administered by the FDIC.

                  The Bank is principally engaged in the business of making permanent first and second mortgage loans secured by one- to four-family residential real estate located within the Bank's primary lending area and investing in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions and mortgage-backed securities. The Bank also originates loans for the construction of residential real estate and loans secured by multifamily real estate (over four units) and nonresidential real estate. The origination of consumer loans, including loans secured by deposits and home improvement loans, constitutes a small part of the lending activity of the Bank. Loan funds are obtained primarily from deposits, which are insured up to applicable limits by the FDIC, and loan and mortgage-backed and related securities repayments.

                  The Bank conducts business from its main office located at 2497 Dixie Highway, Ft. Mitchell, Kentucky 41017-3085, at branch offices in each of the municipalities of Covington, Crescent Springs and Erlanger, which are located in Kenton County, Kentucky, and at a branch office in Florence, which is located in Boone County, Kentucky. The Bank's primary market area consists of Boone County and Kenton County, Kentucky.
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Board of Directors
December 16, 1997
Page 3

         B.       The Holding Company

                  The Holding Company was incorporated under Ohio law in October 1997 at the direction of the Bank for the purpose of purchasing all of the capital stock of the Stock Bank to be issued in connection with the Conversion. The Holding Company has not conducted and will not conduct any business other than business related to the Conversion prior to the completion of the Conversion. The Holding Company is applying to the OTS for approval to acquire the capital stock to be issued by the Stock Bank in the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, and its principal assets initially will be the capital stock of the Stock Bank, a loan to the Columbia Financial of Kentucky, Inc., Employee Stock Ownership Plan (the "ESOP") and the investments made with the remainder of the 50% of the net proceeds retained from the sale of Holding Company shares in connection with the Conversion. As a savings and loan holding company, the Holding Company will be required to register with, and be subject to, examination and supervision by the OTS.

         The office of the Holding Company is located at 2497 Dixie Highway, Ft. Mitchell, Kentucky 41017-3085.

         C.       The Plan of Conversion

                  On October 9, 1997, and December 11, 1997, the Board of Directors of the Bank unanimously adopted and amended, respectively, the Plan and recommended that the voting members of the Bank approve the Plan at a special meeting of members of the Bank to be held after the Bank receives approval of the Application from the OTS (the "Special Meeting"). The OTS is expected to approve the Plan, subject to the approval of the Plan by the Bank's voting members. Under the Plan, (i) the Bank will be converted from a federal mutual savings bank to a federal permanent capital stock savings bank, (ii) all of the capital stock of the Stock Bank, which will be one class of voting common shares, will be issued to the Holding Company, and (iii) the Holding Company will offer for sale and issue common shares of the Holding Company (the "Common Shares") to eligible persons in a subscription offering (the "Subscription Offering") and to the general public in a community offering (the "Community Offering").

                  The aggregate purchase price at which the Common Shares will be offered and sold pursuant to the Plan will be based upon the estimated pro forma market value of the Bank, as determined by an independent appraiser. Keller & Company, Inc. ("Keller"), a firm experienced in valuing thrift institutions, has prepared an independent appraisal of the pro forma market value of the Bank. Keller's valuation of the estimated pro forma market value of the Bank, as converted, is $20,200,000 as of November 28, 1997 (the "Pro Forma Value"). The Bank will issue the Common Shares at a fixed price of $10 per share and, by dividing the price per share into the Pro Forma Value, will determine the number of Common Shares to be issued.
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Board of Directors
December 16, 1997
Page 4

Applicable regulations require, however, that the Bank establish a range of 15% above and below the Pro Forma Value (the "Valuation Range") to allow for fluctuations in the aggregate value of the Common Shares due to changes in the market for thrift shares and other factors from the time of commencement of the Subscription Offering until the completion of the offering of the Common Shares. Based on the Pro Forma Value of the Bank as of November 28, 1997, the Valuation Range is $17,170,000 to $23,230,000, resulting in the sale of between 1,717,000 and 2,322,000 Common Shares at a purchase price of $10 per share.

                  The actual number of Common Shares sold in connection with the Conversion will be determined upon the completion of the Subscription Offering and the Community Offering and will be based upon the final valuation of the Bank, as converted. The final valuation will be determined by Keller at the time of the closing of the Offering. If the final valuation is within the Valuation Range, or does not exceed the maximum of the Valuation Range by more than 15%, the number of Common Shares to be issued in connection with the Conversion will not be less than 1,717,000 or more than 2,671,450. If, due to changing market conditions, the final valuation is not between the minimum of the Valuation Range and 15% above the maximum of the Valuation Range, subscribers will be given the opportunity to affirm, increase, decrease or rescind their subscriptions.

         D.       Liquidation Account

                  In the event of a complete liquidation of the Bank in its present mutual form, each depositor in the Bank would receive a pro rata share of any assets of the Bank remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Bank at the time of liquidation.

                  In the event of a complete liquidation of the Stock Bank after the Conversion, each savings depositor in the Stock Bank as of the Eligibility Record Date and the Supplemental Eligibility Record Date would have a claim of the same general priority as the claims of all other general creditors of the Stock Bank. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of the Stock Bank above that amount. Such assets would be distributed to the Holding Company as the sole shareholder of the Stock Bank.

                  For the purpose of granting a limited priority claim to the assets of the Stock Bank in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at the Stock Bank after the Conversion, the Bank will, at the time of the Conversion, establish the Liquidation Account in an amount equal to the regulatory capital of the Bank as of the latest practicable date prior to the
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Board of Directors
December 16, 1997
Page 5

Conversion at which such regulatory capital can be determined. For this purpose, the Bank shall use the regulatory capital figure no later than that set forth in its latest statement of financial condition contained in the Prospectus. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Stock Bank.

                  Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be.

                  The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders or Supplemental Eligible Account Holders on the corresponding record date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on any annual closing date of the Stock Bank subsequent to the respective record dates the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

                  In the event of a complete liquidation of the Stock Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the Holding Company as the sole shareholder of the Stock Bank. Any assets remaining after satisfaction of such liquidation rights and the claims of the Stock Bank's creditors would be distributed to the Holding Company as the sole shareholder of the Stock Bank. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

Board of Directors
December 16, 1997
Page 6

         E.       Issuance of Shares

                  1.       Subscription Offering.

                  Nontransferable subscription rights to purchase Common Shares will be issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. Each person subscribing for shares must represent to the Holding Company that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of such shares

                  The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of such shares for purchase under the preference categories set forth in the Plan and certain other limitations. The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the voting members of the Bank at the Special Meeting.

                  The preference categories for the allocation of Common Shares, which have been established by the Plan in accordance with applicable regulations, are as follows:

                            Category 1. Eligible Account Holders will receive, without payment, nontransferable subscription rights to purchase a number of Common Shares up to the greater of (i) the number of shares permitted to be purchased in the Community Offering, (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan.

                  If the exercise of subscription rights in Category 1 results in an over-subscription, the Common Shares available for purchase will be allocated among the subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total of the Qualifying Deposits of all subscribing Eligible Account Holders on such date. No fractional shares will be issued in connection
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Board of Directors
December 16, 1997
Page 7

         with the Conversion. The subscription rights of the Eligible Account Holders are subordinate to the limited priority right of the ESOP set forth in Category 2.

                  Category 2. The ESOP will receive, without payment, non-transferable subscription rights to purchase up to 10% of the Common Shares offered in connection with the Conversion. The subscription rights of the ESOP will be subordinate to the subscription rights in Category 1, except that if the final pro formal market value of the Bank exceeds the maximum of the Valuation Range, the ESOP shall have first priority with respect to the amount sold in excess of the maximum of the Valuation Range. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes due to an over-subscription in Category 1, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of the Holding Company. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases would have a dilutive effect on the interests of the Holding Company's shareholders.

                  Category 3. Supplemental Eligible Account Holders will receive, without payment, nontransferable subscription rights to purchase a number of Common Shares up to the greater of (i) the number of Common Shares permitted to be purchased in the Community Offering,
         (ii) .10% of the total number of Common Shares sold in connection with the Conversion, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Common Shares sold in connection with the Conversion by a fraction, the numerator of which is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitations set forth in Section 10 of the Plan.

                  If the exercise of subscription rights in Category 3 results in an over-subscription, the Common Shares available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber 100 shares or the amount subscribed for, whichever is lesser. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders on such date. No fractional shares will be issued in connection with the Conversion.

                  Subscription rights received in Category 3 will be subordinate to the subscription rights in Categories 1 and 2.

Board of Directors
December 16, 1997
Page 8

                  Category 4. All Other Eligible Members will receive, without payment, nontransferable subscription rights to purchase a number of Common Shares up to the greater of the amount permitted to be purchased in the Community Offering or .10% of the total number of Common Shares sold in connection with the Conversion, subject to the overall purchase limitations set forth in Section 10 of the Plan. In the event of an over-subscription in this Category 4, the Common Shares available for purchase will be allocated among subscribing Other Eligible Members on an equitable basis in the same proportion that their respective subscriptions bear to the total subscriptions of all Other Eligible Members in this Category 4.

                  Subscription rights received in this Category 4 will be subordinate to the subscription rights in Categories 1 through 3.

                  The Board of Directors of the Holding Company may reject any one or more of the subscriptions if, based upon the Board or Directors' interpretation of applicable regulations, such subscriber is not entitled to the Common Shares for which he or she has subscribed or if the sales of the Common Shares subscribed for would be in violation of any applicable statutes, regulations or rules.

                  2.       Community Offering.

                  Concurrently with the Subscription Offering, the Holding Company may offer Common Shares in the Community Offering, subject to the limitations set forth below, to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. If subscriptions are received in the Subscription Offering for at least 2,323,000 Common Shares, Common Shares may not be offered in the Community Offering. If subscriptions for at least 2,323,000 Common Shares have not been received by the Subscription Expiration Date, the Holding Company anticipates offering Common Shares in the Community Offering to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. All sales of Common Shares in the Community Offering will be at the same price per shares as the sales of Common Shares in the Subscription Offering. The Community Offering may expire at any time when orders for at least 2,323,000 Common Shares have been received, but in no event later than 45 days after the Subscription Expiration Date, unless extended by the Stock Bank and the Holding Company with the approval of the OTS, if necessary. In accordance with the Plan, the Offering may not be extended beyond two years from the date of approval of the Plan by the members of the Bank.

                  In the event shares are available in the Community Offering, members of the general public may purchase up to 15, 000 Common Shares. If an insufficient number of shares is available to fill all of the order received in the Community Offering, the available shares will be allocated in a manner to be determined by the Board of Directors of the Holding Company, subject to the following:
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Board of Directors
December 16, 1997
Page 9

         i In the Community Offering, preference will be given to natural persons who reside in either Boone County or Kenton County, Kentucky, the counties in which the offices of the Bank are located;

         ii. Orders received in the Community Offering will first be filled up to a maximum of two percent of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled;

         iii. In the Community Offering, no person, together with any Associate and groups Acting in Concert, may purchase more than 15,000 Common Shares; and

         iv. The right of any person to purchase Common Shares in the Community Offering is subject to the right of the Holding Company and the Bank to accept or reject such purchases in whole or in part.

         F.       Results of Conversion

                  Deposit holders who are members of the Bank will have no voting rights in the Stock Bank and will not participate, therefore, in the election of directors or otherwise control the Stock Bank's affairs. After the Conversion, voting rights in the Stock Bank will be vested exclusively in the Holding Company as the sole shareholder of the Stock Bank. Voting rights in the Holding Company will be held exclusively by its shareholders. Each holder of Common Shares will be entitled to one vote for each share owned on any matter to be considered by the shareholders of the Holding Company.

                  The Conversion will not interrupt the business of the Bank. During and upon completion of the Conversion, the Stock Bank will continue to provide the services presently offered to depositors and borrowers, will maintain its existing offices and will retain its existing management and employees. All deposit accounts in the Stock Bank will be equivalent in amount, interest rate and other terms to the present deposit accounts in the Bank, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Bank.


                           ADDITIONAL REPRESENTATIONS

                  You have made the following additional representations upon which we have relied:

                  (1) The Holding Company and the Bank have no current plan or intention to redeem or otherwise acquire any of the Common Shares to be issued in connection with the Conversion.

Board of Directors
December 16, 1997
Page 10

                  (2) Immediately following the consummation of the Conversion, the Stock Bank will possess the same assets and liabilities as the Bank held immediately prior to the Conversion, plus proceeds from the sale of the Common Shares to the Holding Company in exchange for approximately 50% of the net proceeds of the Conversion. Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments made by the Bank immediately preceding the Conversion) will in the aggregate constitute less than one percent of the net assets of the Bank and any such expenses and distributions will be paid by the Bank and the Holding Company from the proceeds of the Offering.

                  (3) Following the Conversion, the Stock Bank will continue to engage in its business in substantially the same manner as engaged in by the Bank prior to the Conversion, and it has no plan or intention to sell or otherwise dispose of any of its assets except in the ordinary course of business.

                  (4) The Bank is not under the jurisdiction of a court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (5) The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders and Supplemental Eligible Account Holders as of the close of business on the Eligibility Record Date and the Supplemental Eligibility Record Date, respectively, will equal or exceed ninety-nine percent (99%) of the aggregate fair market value of all deposit accounts (including those accounts with less than $50) in the Bank as of the close of business on such dates. No Common Shares will be issued directly to or purchased by depositor-employees at a discount.

                  (6) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members in lieu of (a) nontransferable subscription rights, or (b) an interest in the Liquidation Account of the Stock Bank.

                  (7) The Bank utilizes a reserve for bad debts in accordance with Section 593 of the Code and, following the Conversion, the Stock Bank shall likewise utilize a reserve for bad debts in accordance with Section 593 of the Code.

                  (8) The Holding Company has no plan or intention to sell or otherwise dispose of the shares of the Stock Bank purchased by it in the Conversion.

                  (9) The Bank's depositors will pay the expenses of the Conversion solely attributable to them, if any. The Holding Company will pay the expenses of the transaction and

Board of Directors
December 16, 1997
Page 11

will not pay any expenses solely attributable to the depositors or to the Holding Company's shareholders.

                  (10) No Qualifying Deposits as of the Eligibility Record Date or the Supplemental Eligibility Record Date will be excluded from participation in the Liquidation Account.

                  (11) The fair market value of the withdrawable deposit accounts plus interests in the Liquidation Account of the Stock Bank to be constructively received under the Plan will in each instance be equal to the fair market value of the withdrawable deposit accounts of the Bank surrendered in exchange therefore. All proprietary rights in the Bank form an integral part of the withdrawable deposit accounts being surrendered in the exchange.

                  (12) The Board, as defined in Section 368(a)(3)(D)(iii) of the Code, has not made the certification described in Section 368(a)(3)(D)(ii), nor will such certification be made prior to or otherwise in connection with the Conversion.


                                STATEMENT OF LAW

                  In Revenue Ruling 80-105, 1980-1 C.B. 78, the IRS ruled that a conversion of a federal mutual savings and loan association into a state stock savings and loan association constituted a tax-free reorganization under Section 368(a)(1)(F) of the Code. Subsequently, the IRS consistently issued private letter rulings that conversions of savings and loans qualify as tax-free reorganizations under the Code, with the attendant tax consequences to the depositors and shareholders that follow from such transactions. Although private letter rulings may not be relied upon by taxpayers other than those to whom the ruling is directed, such rulings do indicate the administrative position of the Service.


                               OPINION OF COUNSEL

                  Based upon both our understanding of the facts and your representations set forth above, and in reliance thereon, we are of the opinion that for federal income tax purposes:

                  (1) The Conversion of the Bank from a federal mutual savings bank to a federal permanent capital stock savings bank constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Bank or the Stock Bank as a result of the Conversion. The Bank and the Stock Bank will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

Board of Directors
December 16, 1997
Page 12

                  (2) The assets of the Stock Bank will have the same basis in its hands immediately after the Conversion as they had in the hands of the Bank immediately prior to the Conversion, and the holding period of the assets of the Stock Bank after the Conversion will include the period during which the assets were held by the Bank before the Conversion.

                  (3) No gain or loss will be recognized to the deposit account holders upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Bank immediately prior to the Conversion, of withdrawable deposit accounts in the Stock Bank immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Bank immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account of the Stock Bank, as described above.

                  (4) The basis of the withdrawable deposit accounts in the Stock Bank held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Bank immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value).

                  (5) No gain or loss will be recognized to Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no readily ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members as a result of their exercise of such nontransferable subscription rights.

                  (6) The basis of the Common Shares purchased by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such Common Shares will commence on the date of such exercise. The basis of the Common Shares purchased in the Community Offering will be the purchase price thereof and the holding period of such shares will commence on the day after the date of the purchase.

                  (7) For purposes of Section 381 of the Code, the Bank will be treated as if there had been no reorganization. The taxable year of the Bank will not end on the effective date of the Conversion and, immediately after the Conversion, the Stock Bank will succeed to and

Board of Directors
December 16, 1997
Page 13

take into account the tax attributes of the Bank immediately prior to the Conversion, including the Bank's earnings and profits or deficit in earnings and profits.

                  (8) The bad debt reserves of the Bank immediately prior to the Conversion will not be required to be restored to the gross income of the Stock Bank as a result of the Conversion, and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Stock Bank that they would have had if there had been no Conversion. The Stock Bank will succeed to and take into account the dollar amounts of those accounts of the Bank which represent bad debt reserves in respect of which the Bank has taken a bad debt deduction for taxable years ending on or before the Conversion.

                  (9) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Stock Bank available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Stock Bank will have no effect on its taxable income, deductions for additions to reserves for bad debts under Section 593 of the Code or distribution to shareholders under Section 593(e) of the Code.

                  Unlike private rulings, an opinion of counsel is not binding on the IRS, and the IRS could disagree with the conclusions reached in this opinion. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial proceeding, although counsel believes that the positions expressed in its opinion should prevail if the matters are litigated.

                                          Very truly yours,



                                          Vorys, Sater, Seymour and Pease